FIRST AMENDMENT TO THE
EVOLUS, INC. 2023 INDUCEMENT INCENTIVE PLAN
This First Amendment (this “First Amendment”) to the Evolus, Inc. 2023 Inducement Incentive Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of Evolus, Inc., a Delaware corporation (the “Company”), on December 12, 2024.
RECITALS
A.    The Company currently maintains the Plan.
B.    Pursuant to Section 5.2 of the Plan, the Board has the authority to amend the Plan.
C.    The Board believes it to be in the best interest of the Company to amend the Plan to increase the shares of common stock of the Company reserved thereunder.
AMENDMENT
1. Section 4. of the Plan is hereby amended and restated in its entirety to read as follows:
“4.1    Authorized Number of Shares

Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed 2,000,000.”

2. This First Amendment shall be and hereby is incorporated in and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.
3. This First Amendment shall be effective as of the date it is adopted by the Board.

I hereby certify that this First Amendment was duly adopted by the Board of Directors of Evolus, Inc. as of December 12, 2024
Executed as of December 12, 2024.

By: /s/ Jeffrey Plumer
Officer Name: Jeffrey Plumer
Officer Title: General Counsel and Corporate Secretary